Exhibit 10(b)(ii)

AMENDMENT TO THE SEVERANCE PROGRAM

FOR EXECUTIVE EMPLOYEES

The Potlatch Forest Products Corporation Severance Program for Executive Employees, as amended and restated as of April 4, 2007 (the “Plan”), is hereby further amended by amending and restating Section 5(a)(iv)(A) of the Plan to read, in its entirety, as follows:

“(A) A material Reduction in Authority or Responsibility of the Eligible Employee. Whether a Reduction in Authority or Responsibility of the Eligible Employee is material shall be determined in accordance with the criteria set forth in Section 2(s) in the definition of Reduction in Authority or Responsibility; provided, however, that (i) a change in the Eligible Employee’s reporting relationship to another executive who is within the same reporting level, (ii) a reduction in the Eligible Employee’s business unit budget or a reduction in the Eligible Employee’s business unit headcount or number of direct reports, or (iii) a Reduction in Authority or Responsibility resulting from the transactions contemplated by the Separation and Distribution Agreement to be entered into by and between Potlatch Corporation and Clearwater Paper Corporation in connection with the spin-off of Clearwater Paper Corporation, by themselves, shall not constitute a material Reduction in Authority or Responsibility, or”